AMENDMENT NO. 7
to the
EXPENSE LIMITATION AGREEMENT

This Amendment is made as of December 23, 2010 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”), as amended between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, MCM previously agreed to pay certain expenses of the Munder International Fund-Core Equity and/or waive fees payable under the Service Agreements (as defined in the Agreement) through October 31, 2011 in order to reduce the ordinary annual fund operating expenses born by the shareholders of each class of shares of the Fund; and

WHEREAS, MCM desires to further reduce the ordinary annual fund operating expenses born by the shareholders of each class of shares of the Fund.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby replaced with the attached Schedule A effective December 23, 2010.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:    /s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:    /s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  December 23, 2010
SCHEDULE A
To the Expense Limitation Agreement

Expense Limits

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

International Fund-Core Equity		International Small-Cap Fund
Class A	1.47%	Class A	1.71%
Class C	2.22%	Class C	2.46%
Class Y	1.22%	Class Y	1.46%
Class I	0.96%	Class I	1.20%

Bond Fund		Tax-Free Short & Intermediate Bond Fund
Class A	0.65%	Class A	0.65%
Class B	1.40%	Class B	1.40%
Class C	1.40%	Class C	1.40%
Class K	0.65%	Class K	0.65%
Class Y	0.40%	Class Y	0.40%

Asset Allocation Fund-Balanced
Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class Y	1.25%

B-2